Exhibit 99.1

Schnitzer Reports Fourth Quarter and Fiscal 2020 Financial Results

Strong Sequential Improvement in Operating and Financial Performance

Reduced Debt to Lowest Level in a Decade

Schnitzer Board Declares Quarterly Dividend

PORTLAND, Ore.--(BUSINESS WIRE)--October 22, 2020--Schnitzer Steel Industries, Inc. (NASDAQ: SCHN) today reported results for its fourth quarter and fiscal year ended August 31, 2020.

The Company reported earnings per share from continuing operations for the quarter of $0.14 and adjusted earnings per share of $0.23, a sequential increase from the third quarter results of $(0.18) and $0.05, respectively. Comparatively, prior year fourth quarter reported and adjusted earnings per share from continuing operations were $0.41 and $0.42, respectively.

Auto and Metals Recycling (AMR) achieved operating income in the fourth quarter of $15 million, or $17 per ferrous ton compared to $3 million, or $3 per ferrous ton, in the third quarter of fiscal 2020. AMR adjusted operating income of $18 per ferrous ton for the quarter tripled sequentially. Commercial initiatives to increase supply flows and a strong focus on productivity improvements and cost reduction together with better market conditions led to the strong sequential operating and financial improvement. Increased economic activity resulted in improved supply flows and scrap demand, helping recycled metal market prices reach pre-COVID levels by the end of the quarter. Ferrous and nonferrous sales volumes were up sequentially by 17% and 28%, respectively.

Cascade Steel and Scrap (CSS) achieved operating income in the fourth quarter of $8 million, an increase of $1 million from the third quarter. The sequential improvement in operating performance benefited from the 12% increase in finished steel sales volumes, supported by commercial sales initiatives and the continued strength of construction demand in the West Coast markets.

Tamara Lundgren, Chairman and Chief Executive Officer, stated, “These past seven months have been challenging for all of us. We have been confronted with cascading crises, including a global pandemic the likes of which the world has not seen in over a century, a historically significant global recession, and natural disasters. We pivoted quickly to accommodate the operating changes that were necessary in order for us to continue operating safely and effectively in a very volatile market. Our fourth quarter operational and financial results, as well as our full year results, reflect the agility of our team, the strength of our culture, and the resiliency of our platform.”

Ms. Lundgren continued, “We kept our focus on optimizing our sales, both wholesale and retail, aligning our operating costs with supply and production volumes, and moving ahead with our strategic investments. These results led to strong operating cash flow which enabled us to reduce our debt to its lowest level in a decade, while still returning capital to shareholders and continuing to invest in our strategic initiatives to deliver growth.”

“With the start of our new fiscal year, we have commenced operating under our new One Schnitzer model which we announced in April. This is the culmination of our evolution to a more simplified operating platform to improve our efficiency and enable greater focus on the critical drivers of our business, including new products and services. Beginning with our fiscal ‘21 first quarter results, we will consolidate our operations, sales, services, and other functional capabilities at the enterprise level and report our financial results in a single segment,” she added.

Summary Results
($ in millions, except per share amounts)
	Quarter			Year
	4Q20	3Q20	4Q19	2020	2019
Revenues	$465	$403	$548	$1,712	$2,133
Operating income (loss)	$11	$(4)	$18	$7	$84
Restructuring charges and other exit-related activities	$1	$3	$—	$9	$—
Asset impairment charges	$1	$2	$—	$6	$—
Charges for legacy environmental matters, net(1)	$—	$2	$1	$4	$2
Business development costs	$—	$1	$—	$2	$—
Charges related to the settlement of a wage and hour class action lawsuit	$—	$—	$—	$—	$2
Adjusted operating income(2)(3)	$14	$4	$18	$27	$89
Net income (loss) attributable to SSI shareholders	$4	$(5)	$12	$(4)	$56
Net income (loss) from continuing operations attributable to SSI shareholders	$4	$(5)	$12	$(4)	$57
Adjusted net income from continuing operations attributable to SSI shareholders(2)	$7	$1	$12	$12	$61
Diluted earnings (loss) per share attributable to SSI shareholders	$0.14	$(0.18)	$0.41	$(0.15)	$2.00
Diluted earnings (loss) per share from continuing operations attributable to SSI shareholders	$0.14	$(0.18)	$0.41	$(0.15)	$2.01
Adjusted diluted earnings per share from continuing operations attributable to SSI shareholders(2)	$0.23	$0.05	$0.42	$0.43	$2.16
(1)

Legal and environmental charges for legacy environmental matters, net of recoveries. Legacy environmental matters include charges (net of recoveries) related to the Portland Harbor Superfund site and to other legacy environmental loss contingencies.

(2)	See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.
(3)	May not foot due to rounding.

Auto and Metals Recycling

Summary of Auto and Metals Recycling Results
($ in millions, except selling prices and data per ton)
	Quarter			Year
	4Q20	3Q20	4Q19	2020	2019
Total revenues	$357	$300	$433	$1,308	$1,685

Ferrous revenues	$221	$190	$287	$825	$1,123
Ferrous volumes (LT, in thousands)	912	779	1,024	3,372	3,740
Avg. net ferrous sales prices ($/LT)(1)	$236	$232	$270	$236	$289

Nonferrous revenues	$104	$79	$114	$360	$430
Nonferrous volumes (pounds, in millions)(2)	142	111	160	498	608
Avg. net nonferrous sales prices ($/pound)(1)(2)	$0.55	$0.54	$0.56	$0.55	$0.59

Cars purchased (in thousands)	74	74	101	316	386

Operating income	$15	$3	$22	$34	$96
Operating income ($/LT)	$17	$3	$22	$10	$26

Adjusted operating income(3)	$16	$5	$22	$40	$96
Adjusted operating income ($/LT)	$18	$6	$22	$12	$26
LT = Long Ton, which is equivalent to 2,240 pounds
(1)	Price information is shown after netting the cost of freight incurred to deliver the product to the customer.
(2)	Excludes platinum group metals (PGMs) in catalytic converters.
(3)	See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.

AMR achieved operating income in the fourth quarter of $15 million, or $17 per ferrous ton, a substantial increase from $3 million, or $3 per ferrous ton, in the third quarter of fiscal 2020. Adjusted operating income was $18 per ferrous ton, a significant improvement from $6 per ferrous ton in the third quarter. The strong sequential improvement primarily reflects the benefits of higher ferrous and nonferrous sales volumes and selling prices, including from higher prices for platinum group metal products. Ferrous sales volumes in the fourth quarter increased 17% sequentially, driven by benefits from commercial initiatives and improved supply flows supported by improving economic activity and the higher market price environment. Nonferrous sales volumes in the fourth quarter were 28% higher sequentially, due primarily to increased supply flows, sales diversification and the timing of shipments. Average ferrous net selling prices increased $4 per ton, or 2%, and average nonferrous net selling prices were up 2% sequentially. Fourth quarter operating results also included benefits from average inventory accounting of approximately $2 per ferrous ton compared to an adverse impact in the third quarter of approximately $3 per ferrous ton.

Export customers accounted for 72% of total ferrous sales volumes for the quarter. Ferrous and nonferrous products were shipped to 20 countries in the fourth quarter, with Turkey, Vietnam and Bangladesh representing the top export destinations for ferrous shipments.

Cascade Steel and Scrap

Summary of Cascade Steel and Scrap Results
($ in millions, except selling prices)
	Quarter			Year
	4Q20	3Q20	4Q19	2020	2019
Steel revenues	$91	$83	$96	$337	$368
Recycling revenues	20	21	21	76	91
Total segment revenues(1)	$110	$105	$117	$413	$459

Operating income	$8	$7	$6	$23	$32

Finished steel average net sales price ($/ST)(2)	$618	$633	$675	$630	$713
Finished steel sales volumes (ST, in thousands)	139	124	134	505	478

Rolling mill utilization	96%	91%	90%	86%	88%
ST = Short Ton, which is equivalent to 2,000 pounds
(1)	May not foot due to rounding.
(2)	Price information is shown after netting the cost of freight incurred to deliver the product to the customer.

CSS achieved operating income in the fourth quarter of $8 million, an increase of $1 million compared to the third quarter of fiscal 2020. On a sequential basis, operating performance benefited from a combination of increased finished steel volumes and higher utilization. Commercial initiatives and the continued strength of construction demand in our West Coast markets resulted in a 12% sequential increase in finished steel sales volumes in the fourth quarter. These benefits were partially offset by the finished steel margin compression resulting from lower average net selling prices for finished steel products. Sequentially, average net selling prices for finished steel products decreased 2%, and recycling revenues were 7% lower.

Corporate Items

In the fourth quarter of fiscal 2020, consolidated financial performance included Corporate expense of $11 million, compared to $10 million in the third quarter of fiscal 2020, driven primarily by higher incentive compensation accruals. The Company’s effective tax rate for the fourth quarter of fiscal 2020 was an expense of 37%.

The Company implemented the productivity initiatives announced in October 2019 ahead of schedule, delivering benefits of $18 million in fiscal 2020, which exceeded the original target of $15 million. Consolidated results in the fourth quarter reflected an estimated $6 million of benefits from these measures.

The Company generated operating cash flow of $69 million in the fourth quarter and $125 million in fiscal 2020, driven by profitability and effective working capital management. Operating cash flow generation allowed the Company to reduce its total debt to $104 million and debt, net of cash to $87 million as of the end of fiscal 2020, the lowest level since fiscal 2010 (for a reconciliation of adjusted results and debt, net of cash, to U.S. GAAP, see the table provided in the Non-GAAP Financial Measures section). The Company has a revolving credit facility of $700 million and CAD$15 million which matures in 2023.

Capital expenditures were $23 million in the fourth quarter and $82 million for fiscal 2020, including investments in maintaining the business, environmental projects, advanced metal recovery technologies and other growth projects.

During the fourth quarter, the Company returned capital to shareholders through its 106th consecutive quarterly dividend. The Company did not repurchase any shares in the fourth quarter and repurchased approximately 53 thousand shares of Class A common stock in open market transactions in fiscal 2020.

In the first quarter of fiscal 2021, the Company completed the transition from a multi-divisional organizational structure to a functionally-based integrated operating model. This reflects the culmination of a multi-phase organizational development strategy over the last several years. The Company consolidated its operations, sales, services and other functional capabilities at the enterprise level. This new structure is expected to result in a more agile organization with an increased focus on growth and should help solidify the productivity improvement and cost reduction initiatives implemented in fiscal 2020. As a result of the transition, the Company will report its financial results in a single operating segment starting with the first quarter of fiscal 2021.

Declaration of Quarterly Dividend

The Board of Directors declared a cash dividend of $0.1875 per common share, payable November 16, 2020 to shareholders of record on November 2, 2020. Schnitzer has paid a dividend every quarter since going public in November 1993.

Analysts’ Conference Call: Fourth Quarter and Fiscal 2020

A conference call and slide presentation to discuss results will be held today, October 22, 2020, at 11:30 a.m. Eastern and will be hosted by Tamara L. Lundgren, Chairman and Chief Executive Officer, and Richard Peach, Executive Vice President, Chief Financial Officer and Chief Strategy Officer. The call and the slide presentation will be webcast and accessible on the Company’s website under Company > Investors > Event Calendar at www.schnitzersteel.com/events.

Summary financial data is provided in the following pages. The slides and related materials will be available prior to the call on the above website.

About Schnitzer Steel Industries, Inc.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled metal products in North America with operating facilities located in 23 states, Puerto Rico and Western Canada. Schnitzer has seven deep water export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company’s integrated operating platform also includes 50 stores which sell serviceable used auto parts from salvaged vehicles and receive approximately 5 million annual retail visits. The Company’s steel manufacturing operations produce finished steel products, including rebar, wire rod and other specialty products. The Company began operations in 1906 in Portland, Oregon.

SCHNITZER STEEL INDUSTRIES, INC. FINANCIAL HIGHLIGHTS ($ in thousands) (Unaudited)

	For the Three Months Ended			For the Year Ended
	August 31, 2020	May 31, 2020	August 31, 2019	August 31, 2020	August 31, 2019
REVENUES:

Auto and Metals Recycling:
Ferrous revenues	$220,596	$189,783	$286,518	$825,316	$1,123,180
Nonferrous revenues	103,737	78,858	113,911	360,308	430,361
Retail and other revenues	32,676	31,736	33,048	122,188	131,436
Total Auto and Metals Recycling revenues	357,009	300,377	433,477	1,307,812	1,684,977

Cascade Steel and Scrap:
Steel revenues(1)	90,702	83,414	95,968	336,980	367,956
Recycling revenues	19,580	21,136	21,233	76,277	91,460
Total Cascade Steel and Scrap revenues	110,282	104,550	117,201	413,257	459,416
Intercompany sales eliminations	(2,697)	(2,244)	(2,878)	(8,726)	(11,612)
Total revenues	$464,594	$402,683	$547,800	$1,712,343	$2,132,781

OPERATING INCOME:

AMR operating income	$15,063	$2,503	$22,044	$34,438	$95,991
CSS operating income	$8,291	$6,931	$6,149	$22,983	$31,951
Consolidated operating income (loss)	$10,779	$(3,706)	$17,681	$6,854	$83,865

Adjusted AMR operating income(2)	$16,471	$4,730	$22,044	$40,037	$96,054
Adjusted CSS operating income(2)	8,291	6,931	6,149	22,983	31,951
Adjusted segment operating income(2)	24,762	11,661	28,193	63,020	128,005
Corporate expense, adjusted(2)	(11,023)	(7,542)	(10,435)	(35,780)	(39,237)
Intercompany eliminations	(67)	54	224	125	274
Adjusted operating income(2)	13,672	4,173	17,982	27,365	89,042
Asset impairment (charges) recoveries, net	(1,408)	(2,227)	—	(5,729)	(63)
Restructuring charges and other exit-related activities	(1,183)	(2,710)	448	(8,993)	(365)
Charges for legacy environmental matters, net(3)	(275)	(2,078)	(749)	(4,097)	(2,419)
Business development costs	(27)	(791)	—	(1,619)	—
Charge related to the settlement of a wage and hour class action lawsuit	—	(73)	—	(73)	(2,330)
Total operating income (loss)	$10,779	$(3,706)	$17,681	$6,854	$83,865
(1)	Steel revenues include primarily sales of finished steel products, semi-finished goods (billets) and manufacturing scrap.
(2)	See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.
(3)

Legal and environmental charges for legacy environmental matters, net of recoveries. Legacy environmental matters include charges (net of recoveries) related to the Portland Harbor Superfund site and to other legacy environmental loss contingencies.

SCHNITZER STEEL INDUSTRIES, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS ($ in thousands, except per share amounts) (Unaudited)

	For the Three Months Ended			For the Year Ended
	August 31, 2020	May 31, 2020	August 31, 2019	August 31, 2020	August 31, 2019
Revenues	$464,594	$402,683	$547,800	$1,712,343	$2,132,781
Cost of goods sold	402,228	356,217	479,117	1,503,725	1,858,535
Selling, general and administrative	49,132	45,544	51,922	187,876	191,405
(Income) from joint ventures	(136)	(309)	(472)	(834)	(1,452)
Asset impairment charges (recoveries), net	1,408	2,227	—	5,729	63
Restructuring charges and other exit-related activities	1,183	2,710	(448)	8,993	365
Operating income (loss)	10,779	(3,706)	17,681	6,854	83,865
Interest expense	(3,270)	(2,656)	(1,999)	(8,669)	(8,266)
Other income, net	(142)	(90)	268	(124)	641
Income (loss) from continuing operations before income taxes	7,367	(6,452)	15,950	(1,939)	76,240
Income tax (expense) benefit	(2,734)	1,804	(3,937)	(166)	(17,670)
Income (loss) from continuing operations	4,633	(4,648)	12,013	(2,105)	58,570
(Loss) Income from discontinued operations, net of tax	(55)	(69)	(46)	(95)	(248)
Net income	4,578	(4,717)	11,967	(2,200)	58,322
Net loss attributable to noncontrolling interests	(616)	(278)	(392)	(1,945)	(1,977)
Net income (loss) attributable to SSI shareholders	$3,962	$(4,995)	$11,575	$(4,145)	$56,345
Basic:
Income per share from continuing operations attributable to SSI shareholders	$0.14	$(0.18)	$0.42	$(0.15)	$2.06
Net income per share attributable to SSI shareholders	$0.14	$(0.18)	$0.42	$(0.15)	$2.05
Diluted:
Income per share from continuing operations attributable to SSI shareholders	$0.14	$(0.18)	$0.41	$(0.15)	$2.01
Net income per share attributable to SSI shareholders	$0.14	$(0.18)	$0.41	$(0.15)	$2.00
Weighted average number of common shares:
Basic	27,729	27,724	27,462	27,672	27,527
Diluted	28,295	27,724	28,337	27,672	28,222
Dividends declared per common share	$0.1875	$0.1875	$0.1875	$0.7500	$0.7500

SCHNITZER STEEL INDUSTRIES, INC. SELECTED OPERATING STATISTICS (Unaudited)

					Fiscal Year
	1Q20	2Q20	3Q20	4Q20	2020(1)
SSI Total Volumes(2)
Total ferrous volumes (LT, in thousands)	976	988	927	1,063	3,954
Total nonferrous volumes (pounds, in thousands)	144,176	124,342	122,913	159,135	550,566
Auto and Metals Recycling
Ferrous selling prices ($/LT)(3)
Domestic	$195	$243	$221	$213	$219
Export	$229	$257	$236	$242	$241
Average	$221	$253	$232	$236	$236
Ferrous sales volume (LT, in thousands)
Domestic	247	275	213	259	993
Export	583	576	566	654	2,379
Total(4)	830	850	779	912	3,372
Nonferrous average price ($/pound)(3)(5)	$0.54	$0.55	$0.54	$0.55	$0.55
Nonferrous sales volume (pounds, in thousands)(5)	131,501	112,765	111,028	142,214	497,508
Cars purchased (in thousands)(6)	83	85	74	74	316
Auto stores at period end	51	51	49	50	50
Cascade Steel and Scrap
Finished steel average sales price ($/ST)(3)	$643	$627	$633	$618	$630
Sales volume (ST, in thousands)
Rebar	83	86	85	105	358
Coiled products	29	42	39	34	144
Merchant bar and other	1	1	1	—	3
Finished steel products sold(4)	114	129	124	139	505
Rolling mill utilization(7)	85%	72%	91%	96%	86%
Tons for recycled ferrous metal are LT (Long Ton, which is equivalent to 2,240 pounds) and for finished steel products are ST (Short Ton, which is equivalent to 2,000 pounds).
(1)	The sum of quarterly amounts may not agree to full year equivalent due to rounding.
(2)	Ferrous and nonferrous volumes sold externally by AMR and CSS and delivered to our steel mill for finished steel production.
(3)	Price information is shown after netting the cost of freight incurred to deliver the product to the customer.
(4)	May not foot due to rounding.
(5)	Excludes PGM metals in catalytic converters.
(6)	Cars purchased by auto parts stores only.
(7)	Rolling mill utilization is based on effective annual production capacity under current conditions of 580 thousand tons of finished steel products.

SCHNITZER STEEL INDUSTRIES, INC. SELECTED OPERATING STATISTICS (Unaudited)

					Fiscal Year
	1Q19	2Q19	3Q19	4Q19	2019(1)
SSI Total Volumes(2)
Total ferrous volumes (LT, in thousands)	1,080	992	1,079	1,168	4,319
Total nonferrous volumes (pounds, in thousands)	166,977	154,571	169,912	175,874	667,334
Auto and Metals Recycling
Ferrous selling prices ($/LT)(3)
Domestic	$290	$286	$268	$232	$272
Export	$314	$288	$303	$281	$295
Average	$306	$287	$293	$270	$289
Ferrous sales volume (LT, in thousands)
Domestic	340	343	311	271	1,265
Export	579	515	627	754	2,475
Total(5)	919	858	938	1,024	3,740
Nonferrous average price ($/pound)(3)(5)	$0.59	$0.58	$0.62	$0.56	$0.59
Nonferrous sales volume (pounds, in thousands)(5)	152,869	141,307	153,936	160,182	608,294
Cars purchased (in thousands)(6)	94	89	102	101	386
Auto stores at period end	51	51	51	51	51
Cascade Steel and Scrap
Finished steel average sales price ($/ST)(3)	$747	$737	$703	$675	$713
Sales volume (ST, in thousands)
Rebar	81	59	91	100	331
Coiled products	37	34	39	32	143
Merchant bar and other	—	—	—	3	3
Finished steel products sold(4)	119	94	130	134	478
Rolling mill utilization(7)	87%	76%	98%	90%	88%
Tons for recycled ferrous metal are LT (Long Ton, which is equivalent to 2,240 pounds) and for finished steel products are ST (Short Ton, which is equivalent to 2,000 pounds).
(1)	The sum of quarterly amounts may not agree to full year equivalent due to rounding.
(2)	Ferrous and nonferrous volumes sold externally by AMR and CSS and delivered to our steel mill for finished steel production.
(3)	Price information is shown after netting the cost of freight incurred to deliver the product to the customer.
(4)	May not foot due to rounding.
(5)	Excludes PGM metals in catalytic converters.
(6)	Cars purchased by auto parts stores only.
(7)	Rolling mill utilization is based on effective annual production capacity under current conditions of 580 thousand tons of finished steel products.

SCHNITZER STEEL INDUSTRIES, INC. CONDENSED CONSOLIDATED BALANCE SHEETS ($ in thousands) (Unaudited)

	August 31, 2020	August 31, 2019
Assets
Current assets:
Cash and cash equivalents	$17,887	$12,377
Accounts receivable, net	139,147	145,617
Inventories	157,269	187,320
Other current assets	48,328	120,974
Total current assets	362,631	466,288
Property, plant and equipment, net	487,004	456,400
Operating lease right-of-use assets	140,584	—
Goodwill and other assets	239,708	238,058
Total assets	$1,229,927	$1,160,746

Liabilities and Equity
Current liabilities:
Short-term borrowings	$2,184	$1,321
Other current liabilities	221,480	266,909
Total current liabilities	223,664	268,230
Long-term debt, net of current maturities	102,235	103,775
Operating lease liabilities, net of current maturities	125,001	—
Other long-term liabilities	98,591	87,445
Equity:
Total Schnitzer Steel Industries, Inc. ("SSI") shareholders' equity	676,707	696,964
Noncontrolling interests	3,729	4,332
Total equity	680,436	701,296
Total liabilities and equity	$1,229,927	$1,160,746

Non-GAAP Financial Measures

This press release contains performance based on adjusted net income from continuing operations attributable to SSI shareholders, adjusted diluted earnings per share from continuing operations attributable to SSI shareholders, adjusted consolidated operating income, adjusted AMR operating income and adjusted CSS operating income as well as adjusted segment operating income and adjusted corporate expense which are non-GAAP financial measures as defined under SEC rules. As required by SEC rules, the Company has provided a reconciliation of these measures for each period discussed to the most directly comparable U.S. GAAP measure. Management believes that providing these non-GAAP financial measures adds a meaningful presentation of our results from business operations excluding adjustments for restructuring charges and other exit-related activities, asset impairment charges, charges for legacy environmental matters (net of recoveries), business development costs not related to ongoing operations, charges related to the settlement of a wage and hour class action lawsuit, and the income tax expense (benefit) allocated to these adjustments, items which are not related to underlying business operational performance, and improves the period-to-period comparability of our results from business operations. Further, management believes that debt, net of cash is a useful measure for investors because, as cash and cash equivalents can be used, among other things, to repay indebtedness, netting this against total debt is a useful measure of our leverage. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the most directly comparable U.S. GAAP measures.

Reconciliation of adjusted consolidated operating income (loss), adjusted AMR operating income and adjusted CSS operating income
($ in millions)	Quarter			Year
	4Q20	3Q20	4Q19	2020	2019
Consolidated operating income (loss):
As reported	$11	$(4)	$18	$7	$84
Asset impairment charges	$1	$2	$—	$6	$—
Restructuring charges and other exit-related activities	$1	$3	$—	$9	$—
Charges for legacy environmental matters, net(1)	$—	$2	$1	$4	$2
Business development costs	$—	$1	$—	$2	$—
Charges related to the settlement of a wage and hour class action lawsuit	$—	$—	$—	$—	$2
Adjusted(2)	$14	$4	$18	$27	$89

AMR operating income:
As reported	$15	$3	$22	$34	$96
Asset impairment charges	$1	$2	$—	$6	$—
Adjusted	$16	$5	$22	$40	$96

Segment operating income:
As reported	$23	$9	$28	$57	$128
AMR asset impairment charges	$1	$2	$—	$6	$—
Adjusted(2)	$25	$12	$28	$63	$128

Corporate expense
As reported	$11	$10	$11	$42	$44
Charges for legacy environmental matters, net(1)	$—	$(2)	$(1)	$(4)	$(2)
Business development costs	$—	$(1)	$—	$(2)	$—
Charges related to the settlement of a wage and hour class action lawsuit	$—	$—	$—	$—	$(2)
Adjusted(2)	$11	$8	$10	$36	$39

Reconciliation of adjusted net income (loss) from continuing operations attributable to SSI shareholders
($ in millions)	Quarter			Year
	4Q20	3Q20	4Q19	2020	2019
As reported	$4	$(5)	$12	$(4)	$57
Restructuring charges and other exit-related activities	1	3	—	9	—
Asset impairment charges	1	2	—	6	—
Charges for legacy environmental matters, net(1)	—	2	1	4	2
Business development costs	—	1	—	2	—
Charges related to the settlement of a wage and hour class action lawsuit	—	—	—	—	2
Income tax benefit allocated to adjustments(3)	—	(2)	—	(4)	(1)
Adjusted(2)	$7	$1	$12	$12	$61
Reconciliation of adjusted diluted earnings (loss) per share from continuing operations attributable to SSI shareholders
($ per share)	Quarter			Year
	4Q20	3Q20	4Q19	2020	2019
As reported	$0.14	$(0.18)	$0.41	$(0.15)	$2.01
Asset impairment charges	0.05	0.08	—	0.21	—
Restructuring charges and other exit-related activities	0.04	0.10	(0.02)	0.32	0.01
Charges for legacy environmental matters, net(1)	0.01	0.07	0.03	0.15	0.09
Income tax benefit allocated to adjustments(3)	(0.01)	(0.06)	—	(0.16)	(0.03)
Business development costs	—	0.03	—	0.06	—
Charges related to the settlement of a wage and hour class action lawsuit	—	—	—	—	0.08
Adjusted(2)	$0.23	$0.05	$0.42	$0.43	$2.16
(1)

Legal and environmental charges for legacy environmental matters, net of recoveries. Legacy environmental matters include charges (net of recoveries) related to the Portland Harbor Superfund site and to other legacy environmental loss contingencies.

(2)	May not foot due to rounding.
(3)

Income tax allocated to the aggregate adjustments reconciling reported and adjusted net income from continuing operations attributable to SSI shareholders is determined based on a tax provision calculated with and without the adjustments.

Reconciliation of debt, net of cash
($ in thousands)
	August 31, 2020	May 31, 2020	August 31, 2019
Short-term borrowings	$2,184	$1,401	$1,321
Long-term debt, net of current maturities	102,235	426,791	103,775
Total debt	104,419	428,192	105,096
Less: cash and cash equivalents	17,887	307,655	12,377
Total debt, net of cash	$86,532	$120,537	$92,719

Forward-Looking Statements

Statements and information included in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Except as noted herein or as the context may otherwise require, all references to “we,” “our,” “us,” “the Company” and “SSI” refer to Schnitzer Steel Industries, Inc. and its consolidated subsidiaries.

Forward-looking statements in this press release include statements regarding future events or our expectations, intentions, beliefs and strategies regarding the future, which may include statements regarding; the impact of pandemics, epidemics or other public health emergencies, such as the coronavirus disease 2019 (“COVID-19”) pandemic; the Company’s outlook, growth initiatives or expected results or objectives, including pricing, margins, sales volumes and profitability; liquidity positions; our ability to generate cash from continuing operations; trends, cyclicality and changes in the markets we sell into; strategic direction or goals; targets; changes to manufacturing and production processes; the realization of deferred tax assets; planned capital expenditures; the cost of and the status of any agreements or actions related to our compliance with environmental and other laws; expected tax rates, deductions and credits; the impact of sanctions and tariffs, quotas and other trade actions and import restrictions; the potential impact of adopting new accounting pronouncements; obligations under our retirement plans; benefits, savings or additional costs from business realignment, cost containment and productivity improvement programs; and the adequacy of accruals.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “outlook,” “target,” “aim,” “believes,” “expects,” “anticipates,” “intends,” “assumes,” “estimates,” “evaluates,” “may,” “will,” “should,” “could,” “opinions,” “forecasts,” “projects,” “plans,” “future,” “forward,” “potential,” “probable,” and similar expressions. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking.

We may make other forward-looking statements from time to time, including in reports filed with the Securities and Exchange Commission, press releases, presentations and on public conference calls. All forward-looking statements we make are based on information available to us at the time the statements are made, and we assume no obligation to update any forward-looking statements, except as may be required by law. Our business is subject to the effects of changes in domestic and global economic conditions and a number of other risks and uncertainties that could cause actual results to differ materially from those included in, or implied by, such forward-looking statements. Some of these risks and uncertainties are discussed in “Item 1A. Risk Factors” of Part I of our most recent Annual Report on Form 10-K. Examples of these risks include: the impact of pandemics, epidemics or other public health emergencies, such as the COVID-19 pandemic; potential environmental cleanup costs related to the Portland Harbor Superfund site or other locations; the cyclicality and impact of general economic conditions; changing conditions in global markets including the impact of sanctions and tariffs, quotas and other trade actions and import restrictions; volatile supply and demand conditions affecting prices and volumes in the markets for materials and other inputs we purchase; significant decreases in scrap metal prices; imbalances in supply and demand conditions in the global steel industry; the impact of goodwill impairment charges; the impact of long-lived asset and equity investment impairment charges; failure to realize or delays in realizing expected benefits from investments in processing and manufacturing technology improvements; inability to achieve or sustain the benefits from productivity, cost savings and restructuring initiatives; inability to renew facility leases; difficulties associated with acquisitions and integration of acquired businesses; customer fulfillment of their contractual obligations; increases in the relative value of the U.S. dollar; the impact of foreign currency fluctuations; potential limitations on our ability to access capital resources and existing credit facilities; restrictions on our business and financial covenants under the agreement governing our bank credit facilities; the impact of consolidation in the steel industry; reliance on third party shipping companies, including with respect to freight rates and the availability of transportation; the impact of equipment upgrades, equipment failures and facility damage on production; product liability claims; the impact of legal proceedings and legal compliance; the adverse impact of climate change; the impact of not realizing deferred tax assets; the impact of tax increases and changes in tax rules; the impact of property tax increases or property tax rate changes; the impact of one or more cybersecurity incidents; environmental compliance costs and potential environmental liabilities; inability to obtain or renew business licenses and permits; compliance with climate change and greenhouse gas emission laws and regulations; reliance on employees subject to collective bargaining agreements; and the impact of the underfunded status of multiemployer plans in which we participate.

Contacts

Investor Relations:
Michael Bennett
(503) 323-2811
mcbennett@schn.com

Company Info:
www.schnitzersteel.com
ir@schn.com